Exhibit 10.22

INSTINET HOLDINGS INCORPORATED

and

CHI-X EUROPE LIMITED

SOFTWARE LICENCE AGREEMENT

SOFTWARE LICENCE AGREEMENT

DATE 2 August 2010

BETWEEN

1.	INSTINET HOLDINGS INCORPORATED, a Delaware corporation with its principal office at 1095 Avenue of the Americas, New York, NY, 10036 (the “Licensor”); and

2.	CHI-X EUROPE LIMITED (registered in England and Wales under number 01651728) whose registered office is at 26th Floor, 25 Canada Square, Canary Wharf, London, E14 5LQ (the “Licensee”)

INTRODUCTION

(A)	On the 2 August 2007, Instinet Group, LLC entered into a software licence agreement (the “Original Agreement”) with the Licensee in respect of the Software (other than the Licensee Developments). Effective on the 1 January 2009, the Original Agreement was assigned to the Licensor.

(B)	The parties have agreed to extend the term of the Original Agreement and make various amendments to it and therefore the parties now wish to terminate the Original Agreement and in accordance with its terms enter into this Licence.

AGREED TERMS

1.	Definitions and Interpretation

1.1	In this Licence (except where the context otherwise requires), the following words and expressions shall have the following meanings:

“Affiliates” an entity under Common Control with the Licensor from time to time. Two entities are treated as being under “Common Control” if either Controls the other (directly or indirectly) or both are Controlled (directly or indirectly) by the same entity;

“Business Day” any day other than a Saturday, Sunday or any day which is a exchange holiday in London or New York City;

“Confidential Information” all information disclosed by one Party to the other which constitutes valuable proprietary information of the disclosing Party and which has not been previously revealed to third parties, whether or not marked or labelled as “confidential” or otherwise indicated to be confidential, which derives value to a Party from being confidential or which would be regarded as confidential by a reasonable business person, save to the extent that such information:

(a)	is already in the public domain at the time of disclosure; or

(b)	enters the public domain other than by a breach of any obligation of confidentiality;

Notwithstanding the foregoing, the Source Code relating to the Software is the Confidential Information of the Licensor or its Affiliates.

“Control” the right to control, directly or indirectly, the activities of a company, whether through ownership or the ability to control the voting powers of shares, the ability to control the board or management of such company or otherwise and “Controlled” will be construed accordingly;

“Critical Response Time”: 15 minutes during Operating Hours, and 30 minutes during Non-Operating Hours;

“Effective Date” the date of this Agreement;

“Expiration Date”: 1 February 2012;

“End Users” companies, individuals or organisations who have entered into a binding written agreement with the Licensee permitting use of the Software (or part thereof) by that organisation within the Field of Use;

“Fee” the licence fee payable by Licensee to Licensor as set out in Schedule 3, together with the reasonable fees invoiced to the Licensee by the Licensor for maintenance as provided in Clause 11;

“Field of Use” within the Territory, the operation of a Multilateral Trading Facility (“MTF”), enabled under Recital 5 of MiFID, Level 1 Directive, for the real-time cash trading of all categories of securities, instruments and investment products (now known or later devised) listed on recognized investment exchanges or alternative investment markets, other than in respect of foreign exchange or those whose underlying asset or contract comprises or relates to the trading of currencies (including without limitation foreign exchange derivatives and foreign exchange options) which are specifically excluded;

“Insolvency Event” where a person ceases or threatens to cease to carry on business, becomes insolvent (meaning that it is unable to pay its debts when they become due), has an administrator, receiver, administrative receiver or manager appointed over the whole or any part of its assets, enters into any composition with creditors generally, or has an order made or resolution passed for it to be wound up (otherwise than in furtherance of any scheme for amalgamation or reconstruction) or undergoes any similar or equivalent process in any jurisdiction, and a person shall be “solvent” where it has not undergone (or having undergone, is discharged from all affects of) an Insolvency Event;

“Licensee Developments” amendments, modifications, improvements or further developments related to the Software created by or on behalf of the Licensee as set out in Schedule 2 together with any additional modifications, improvements or further developments that the parties within 60 days of the date hereof agree in writing were Licensee Developments at the Effective Date;

“Licensor Marks” the trade marks, names and brands as may be provided by the Licensor from time to time;

“Operating Hours” between 8 a. m. and 6 p. m. (Eastern time) on all Business Days;

“Operating Hours Rates” USD $300 per hour, with a minimum charge to the Licensee of USD $600 per incident;

“Non-Core Platform Support Terms” USD $300 per hour, with no minimum charge to Licensee, and with a 3 Business Day response time;

“Non-Critical Response Time” 24 hours during Operating Hours;

“Non-Operating Hours Rates” USD $600 per hour, with a minimum charge to Licensee of USD $1200 per incident;

“Software” the computer program or programs referred to in Schedule 1, including the core platform exchange gateways, smart routing, market data feed handlers and distribution services, user interfaces and screens, and support tools (and shall include any further releases or versions supplied under this Licence) but excluding the Licensee Developments;

“Source Code”: the source code version of the Software including any modification, enhancement, revision or update thereto which may be made by the Licensor;

“Term” the term of this Agreement is the period between the Effective Date and the Expiration Date;

“Territory” current members of the European Economic Area plus Switzerland and any other jurisdiction agreed in writing between the Parties or agreed in writing by the Licensor pursuant to the terms of any agreement between it and the Licensee’s shareholders.

1.2	In this Licence (unless the context requires otherwise):

(a)	the singular shall include the plural and vice versa;

(b)	a reference to one gender shall include all other genders;

(c)	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall (except where the context requires otherwise) be construed as referring to:

(i)	such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

(ii)	any former legislation which it re-enacts, consolidates or enacts in rewritten form;

provided that in the case of those matters which fall within Clause 1.2(c)(i) above, as between the Parties, no such amendment or modification shall apply for the purposes of this Licence to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(d)	any reference to “in writing” or “written” shall include written or produced by any legible and non-transitory substitute for writing or partly in one manner and partly in another;

(e)	any reference to “persons” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

(f)	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Licence; and

(i)	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.3	The index and Clause headings in this Licence are included for convenience only and do not affect the interpretation of this Licence.

1.4	All amounts referred to in this Licence (including any damages for breach of this Licence) will be regarded as stated exclusive of VAT, withholding taxes and any other taxes.

2.	Licence of Software

2.1	Subject always to clause 2.6, the Licensor grants to the Licensee a non-transferable licence to use, develop and sub-license the Software to End Users within the Field of Use only within the Territory and for the Term. Licensee shall not sublicense the Software to persons other than End Users without the express prior written permission of the Licensor.

2.2	All sublicences granted under this Licence shall:

(a)	prohibit any further sublicensing by the sublicensee;

(b)	allow the End User to use the Software only within the Field of Use and for the purposes of that End User’s own internal business and not on behalf of or for the benefit of any third party by way of trade or otherwise (including without limitation to provide a data processing or database bureau service);

(c)	prohibit the sublicensee from copying or changing the Software or decompiling the Software (other than to the limited extent permitted by applicable law notwithstanding contractual prohibition);

(d)	require the sublicensee to ensure that the Software remains confidential and to uninstall, delete and return all copies of them on any termination of the sublicence;

(e)	state that the Licensor or its nominee is the owner of the intellectual property rights in the Software;

(f)	allow the Licensee to audit the sublicensee’s compliance with its obligations under its sub-licence;

(g)	be of code in machine-readable form only, and such code shall have security which shall prevent a user from copying it, and from decompiling it or otherwise obtaining access to the Source code (other than to the limited extent permitted by applicable law notwithstanding contractual prohibition);

(h)	be terminable by the Licensee on a material breach by, or the insolvency of, the End User; and

(i)	at the Licensor’s option, be assigned to the Licensor on termination of this Licence for any reason.

2.3	The Licensee shall audit compliance by its sub-licensees with the terms of their sub-licences and shall take all reasonable steps (including litigation) to ensure such compliance.

2.4	Except as provided by 2.6 below, the licence granted under this Clause 2 shall be exclusive only in the Field of Use in the Territory and such exclusivity shall continue for the Term.

2.5	During the Term, subject always to clause 2.6, the Licensor and its Affiliates shall not:

(a)	Use, develop or sub-licence the Software to End Users within the Field of Use and within the Territory;

(b)	Grant a licence to any other person to use, develop or sub-license the Software to End Users within the Field of Use and within the Territory,.

2.6	The Licensor reserves the right to permit Licensor’s Affiliates to use the Software in the Territory within the Field of Use, whether by license or otherwise, for use in any internal securities crossing or order matching platform in an Affiliate’s European brokerage business only.

2.7	The Licence shall commence on the Effective Date and remain in effect until the Expiration Date, unless terminated earlier by agreement between the parties or pursuant to Clause 9.

2.8	All rights in and to the Software not expressly granted to the Licensee hereunder are reserved to the Licensor. In particular, the Licensee may not appoint any third party to resell, distribute or promote the Software or any part of it without in each case the prior written consent of the Licensor.

3.	Fee

3.1	The Fee shall be payable monthly in equal instalments by wire transfer to the bank account nominated by the Licensor from time to time. The first instalment will be paid on 30th day of the month in which the Effective Date falls, and subsequent instalments paid on the 30th of each month or, if the 30th is not a Business Day, the next following Business Day,

3.2	The Fee does not include value added tax (“VAT”) which shall be payable in addition by the Licensee in the manner and rate from time to time prescribed by law.

4.	Use

4.1	The Licensee shall not permit any third party other than an End User as set out in Clause 2 to use the Software and the Licensee shall not assign, transfer, sell, lease, rent, charge or otherwise deal in or encumber the Software, except with the express prior written permission of the Licensor.

4.2	The Licensee shall follow all reasonable instructions given from time to time by the Licensor with regard to the use of the Software. The Licensee shall permit the Licensor, at all reasonable times, to enter the Licensee’s premises to verify that the use of the Software is within the terms of this Licence.

4.3	The Licensee agrees to:

(a)	effect and maintain adequate security measures to safeguard the Software from theft or access by any person other than employees of Licensee in the normal course of their employment and shall retain the Software under the Licensee’s effective control at all times;

(b)	maintain and train a sufficient number of competent personnel who are reasonably knowledgeable about the Software so as to enable Licensee to carry out its obligations under this Agreement;

(c)	use reasonable efforts to promote the Software in the Territory; [do not think we need this one]

(d)	provide End Users with all technical support, training and other assistance as required by the Licensee’s contracts with End Users;

(e)	promptly report to the Licensor the details of any complaints or material technical problems relating to the Software and/or Licensee Developments;

(f)	maintain reasonable records of all End Users, including the names, addresses and contact details of such End Users;

(g)	report to the Licensor on a quarterly basis providing such information as the Licensor may reasonably require;

(h)	not do anything which reflects badly on the reputation of the Licensor, its Affiliates, the Licensor Marks and/or the Software

(i)	refrain from making false or misleading representations with regard to Software;

(j)	make no representations, warranties, or guarantees to any third party with respect to the Software, including without limitation with respect to the specifications, features, or capabilities of the Software, that are in addition to or are inconsistent with those made in documentation used or approved prior to the Effective Date by the Licensor or its Affiliates (other than the Licensee);

(k)	comply with all applicable laws and government regulations within the Territory relating to marketing, supply and support of the Software and otherwise in connection with the conduct of the Licensee’s business;

(l)	from time to time and on request from the Licensor supply whatever information the Licensor shall reasonably request for the purposes of checking whether or not this Agreement has been complied with and allow the Licensor or its authorised representatives access to its premises upon reasonable notice and within normal business hours;

(m)	refrain from acting as the Licensor’s agent or holding itself out as being the Licensor’s agent or as otherwise authorised to bind the Licensor in any way; and

(n)	not remove, alter, cover or otherwise interfere with any copyright notices, Licensor Marks or other proprietary rights notices placed or embedded on or in the Software or related documentation.

5.	Proprietary Rights; Trade Mark Licence

5.1	The Software and the copyright and other intellectual property rights of whatever nature in the Software are and shall remain the property of the Licensor.

5.2	The Licensee shall promptly notify the Licensor if the Licensee becomes aware of any unauthorised use of the Software by any person.

5.3	Subject to clause 5.1, the copyright and other intellectual property rights of whatever nature in the Licensee Developments are and shall remain the property of the Licensee.

5.4	The Licensor grants to the Licensee a non-exclusive right to use the Licensor Marks during the Term solely in connection with the operation of the Licensee’s MTF in the Territory and in accordance with the reasonable written instructions of the Licensor from time to time. Any goodwill resulting from use of the Licensor Marks by or on behalf of the Licensee shall belong to the Licensor.

5.5	The Licensee shall not without the prior written consent of the Licensor register, make application for or attempt to register (whether such registration is for a trade mark, trade name, corporate or business name, a domain name or otherwise) any name or mark incorporating any Licensor Marks and/or the words “Instinet” or “Nomura”. In addition, the Licensee will not use in connection with the Software or its rights under this Agreement the names “Instinet” or “Nomura” or other trade marks owned or controlled by the Licensor or its Affiliates without in each case the prior written consent of the Licensor.

6.	Warranties

6.1	Each party acknowledges and warrants that:

(a)	it has duly authorised and executed this Licence;

(b)	this Licence constitutes a legally valid and binding obligation, enforceable against it in accordance with its terms;

(c)	its entry into and/or performance of this Licence, will not be in breach of any express or implied terms of any contract with or other obligation to any third party; and

(d)	it is solvent and able to perform all of its obligations under this Licence and will remain so throughout the Term.

6.2	The Licensor warrants that it has the right to grant the Licensee a licence in respect of the Software upon the terms stated in this Licence.

7.	Liability

7.1	Nothing in this Licence in any way limits either party’s liability for death or personal injury caused by its negligence or for fraud.

7.2	Except as provided in Clause 7.1, neither Party shall be liable for loss of profits, revenue, contracts, business, lost management time or data nor for any indirect loss whether arising in contract, tort (including negligence) or otherwise even if advised of the probability of such damage or where it was foreseeable.

7.3	Except as provided in Clause 7.1, in no event shall the Licensor’s liability under or in connection with this Licence exceed US$6,000,000 (six million US Dollars).

7.4	Apart from the terms expressly set out in this Agreement, no conditions, warranties or other terms apply to the Software or its supply or license under this Agreement. In particular, no implied conditions, warranties or other terms relating to satisfactory quality or fitness for any purpose will apply to anything supplied under this Agreement. The Licensor does not warrant or enter into any term to the effect that the Software will be entirely free from defects or that its operation will be entirely error free.

8.	Intellectual Property Rights Indemnity

8.1	The Licensor shall defend the Licensee from and against any claim or action arising from the use or possession of the Software or any part thereof where such use or possession infringes, it is alleged, the intellectual property rights (including, but not limited to, any copyright, patent, database right, registered design or trade mark) of a third party and shall indemnify the Licensee from and against any judgments, liabilities and reasonable costs incurred by or awarded against the Licensee as a result of or in connection with any such claim or action.

8.2	If the Licensee’s use of the Software is prohibited by court order, the Licensor shall as soon as reasonably practicable and at its own expense either:

(a)	procure for the Licensee the right to continue using and possessing the Software; or

(b)	modify or replace the infringing part of the Software (without prejudice to the representations, warranties and undertakings contained above and without detracting from the overall performance of the Software); or

(c)	if the solutions in Clauses 8.2(a) or 8.2(b) cannot be accomplished in a manner which is acceptable to the Licensor acting reasonably, refund any unexpired portion of the relevant Fee (such portion calculated by prorating on a daily basis the Fee in respect of the period from the day the Licensee’s use was prohibited by the court order to the next anniversary of the date of this Agreement) and this Licence shall then terminate.

8.3	The Licensor has no liability to the Licensee for infringement of a third party’s intellectual property if the claim arises because (i) of use of the Software which is not allowed by this Licence, or (ii) is based on the acts or omissions of Licensee in creating Licensee Developments.

9.	Termination

9.1	Either party may terminate this Licence immediately on written notice if at any time the other party:

(a)	commits any irremediable material breach of this Licence (and for the avoidance of doubt, and without limitation, (1) any breach of Clause 6.1 (Warranties), (2) any use of the Software by the Licensee outside of the Field of Use or outside the Territory shall be deemed to be an irremediable material breach for the purposes of this Clause 9.1 (a));

(b)	commits any remediable material breach of this Licence and fails to remedy such breach within a period of twenty (20) Business Days from the service on it of a notice specifying the breach and requiring it to be remedied;

(c)	undergoes an Insolvency Event.

9.2	From the Effective Date to the Expiration Date, the Licensee may serve on the Licensor six (6) months’ prior written notice of its determination to terminate this Licence.

9.3	Termination of this Licence shall not prejudice any rights of either Party which have arisen on or before the date of termination.

9.4	Immediately on termination of this Licence, the Licensee shall cease to use the Software and at the option of the Licensor shall either delete or return all the Software and library copies thereof (including security tapes), and on the Licensor’s request shall allow the Licensor to enter the location or locations where the Software shall have been installed in order to verify the deletion of the Software.

10.	Confidentiaiity

10.1	The Licensor and Licensee each undertake to the other to keep confidential all information that it shall have obtained or received as a result of negotiating and entering into this Licence and, in particular, the Licensee shall keep confidential the Software and shall not disclose the same in any form or any information contained therein to any third party or use such information except as specifically permitted in this Licence without the prior written consent of the Licensor. The Licensee will only make such copies of the Source Code as are reasonably required to develop, maintain and improve the Software.

10.2	The Licensee shall promptly give written notice to the Licensor if it becomes aware of any breach of confidence by any person to whom the Licensee divulges all or part of the Confidential Information, and shall give the Licensor all reasonable assistance in connection with any proceedings which the Licensor may institute against such persons for breach of confidence.

10.3	The Licensee and the Licensor shall divulge Confidential Information only to its professional advisers and to those employees who are directly involved in the provision or use of the Software and shall ensure that such employees are aware of and comply with these obligations as to confidentiality with respect to the use, copying,, protection and security of the Software.

10.4	The Licensee undertakes to ensure that any person to whom Confidential Information is disclosed in accordance with Clause 10.3 is made aware prior to the disclosure that the same is confidential and that they owe an obligation of confidence to the party from whom the disclosing party obtained the Confidential Information. The Licensee shall indemnify the Licensor against any loss, damage, costs, claims, expenses (including legal expenses) or liabilities which the Licensor may sustain or incur as a result of the Licensee failing to comply with such undertaking.

10.5	If any unauthorised use is made of the Software as a result of the Licensee’s breach of this Clause, then without prejudice to the Licensor’s other rights and remedies, the Licensee will immediately be liable to pay the Licensor an amount equal to the charges which such unauthorised user would have been obliged to pay had the Licensor granted a licence to the unauthorised user at the beginning of the period of unauthorised use.

10.6	The obligations of the Licensee and the Licensor as to disclosure and confidentiality shall come into effect on the signing of this Licence and shall continue in force notwithstanding the termination of this Licence and shall bind both the Licensee’s and the Licensor’s successors and assigns.

10.7	It shall not be a breach of this Clause 10 to disclose any Confidential information to the extent required to be disclosed by law or any court of competent jurisdiction, any governmental official, regulatory authority request or any binding judgment, order or requirement of any other competent authority, in which case the disclosing party will consult with the other to the extent and as far in advance as is practicable or legally permissible as to the content and timing of that disclosure

11.	Maintenance of the Software

11.1	The Licensor shall provide to the Licensee reasonable assistance in the configuration, use, modification, and enhancement of the Software, as may be necessary from time to time. The Licensee shall be able to contact the Licensor in person, via telephone, or via email as appropriate.

11.2	If the assistance requested by the Licensee is not related to the Licensee’s core platform, the Licensor will provide the assistance according to the Non-Core Platform Support Terms.

11.3	If the assistance requested by the Licensee relates to the core platform and is critical to the continuous operation of the Licensee’s core platform, the Licensor will respond to the Licensee within the Critical Response Time.

11.4	If the assistance requested by the Licensee relates to the core platform and is not critical to the continuous operation of the Licensee’s core platform, the Licensor will respond to the Licensee within the Non-Critical Response Time.

11.5	Assistance provided by the Licensor to the Licensee during Operating Hours will be charged to the Licensee at the Operating Hours Rates.

11.6	Assistance provided by the Licensor to the Licensee at all hours outside Operating Hours will be charged to the Licensee at the Non-Operating Hours Rates.

11.7	The Licensor shall make available to the Licensee any software patches, corrections, or improvements to the Software which the Licensor believes, acting reasonably are appropriate for commercial release. Such updates shall be delivered by the Licensor as soon as reasonably possible, and be in source code form.

12.	General

12.	Further Assurance

Each of the parties shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as may from time to time be reasonably required for the purpose of giving the other party the full benefit of the provisions of this Licence.

12.2	No Partnership

Nothing in this Licence is intended to or shall operate to create a partnership between the parties, or to authorise either party to act as agent for the other, and no party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

12.3	Waiver and Remedies

The failure to exercise or a delay in exercising a right or remedy provided by this Licence or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of a breach of any of the terms of this Licence or of a default under this Licence does not constitute a waiver of any other breach or default and shall not affect the other terms of this Licence. A waiver of a breach of any of the terms of this Licence or of a default under this Licence will not prevent a party from subsequently requiring compliance with the waived obligation. The rights and remedies provided by this Licence are cumulative and (subject as otherwise provided in this Licence) are not exclusive of any rights or remedies provided by law.

12.4	Severance

(a)	If any provision of this Licence shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Licence which shall remain in full force and effect.

(b)	If any provision of this Licence is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid and enforceable.

12.5	Variation

No variation of this Licence shall be effective unless and until it is in writing and signed by (or by some person duly authorised by) each of the parties.

12.6	Entire Agreement

(a)	Each of the parties acknowledges and agrees that in entering into this Licence it does not rely on any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Licence or not) other than as expressly set out in this Licence.

(b)	Each of the parties acknowledges and agrees that the only remedy available to it for breach of this Licence shall be for breach of contract under the terms of this Licence. Nothing in this Licence shall, however, operate to limit or exclude any liability for fraud.

(c)	This Licence constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the Parties relating to the subject matter of this Licence.

12.7	Costs and Expenses

Each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Licence and of each document referred to in it.

12.8	Third Party Rights

No term of this Licence shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

12.9	Counterparts

This Licence may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

12.10	Termination of the Original Agreement

In consideration for the entry into this Licence, the parties hereby agree that upon the execution of this Licence, the Original Agreement, save for those provisions which are expressly stated to survive termination, shall be terminated and the terms of this Licence in respect of the Software shall apply.

13.	Notices

13.1	Any notice or other communication given under this Licence shall be in writing and signed by or on behalf of the party giving it and may be served by delivering it personally or by registered airmail or fax or email to the address and for the attention of the relevant party set out in Clause 13.2 (or as otherwise notified by that party under this Licence). Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of registered airmail, five days from the date of posting; and

(c)	in the case of fax or email, at the time of transmission.

Provided that if deemed receipt occurs before 9 a.m. on a Business Day, the notice shall be deemed to have been received at 9 a. m. on that day, and if deemed receipt occurs after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

13.2	The addresses of the parties for the purposes of Clause 13.1 are:

Chi-X Europe Limited

Address: Level 26, 25 Canada Square, Canary Wharf London E14 5LQ

For the attention of: Legal Department

Instinet Holdings Incorporated

Address: 1095 Avenue of the Americas, New York NY 10036 USA

For the attention of: Legal Department

or such other details as may be notified in writing from time to time by the Parties.

13.3	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in Clause 13.2 (or as otherwise notified by that party under this Licence) and delivered either to that address or into the custody of the postal authorities as an airmail letter, or that the notice was transmitted by fax or email to the relevant party set out in Clause 13.2 (or as otherwise notified by that party under this Licence).

13.4	Notices (including accompanying papers) given under or in connection with this Licence shall be given in English.

14.	Assignment

The Licensee may not assign or transfer its rights under this Agreement without the prior written consent of the Licensor. The Licensor may assign any of its rights and/or obligations to any Affiliate.

15.	Audit

For the sole purpose of ensuring the Licensee’s compliance with its obligations under this Agreement, the Licensor shall have the right to conduct inspections of the records and premises of the Licensee itself or through an independent firm of auditors or accountants. Any such audit may only be conducted during normal business hours and after 20 Business Days’ prior written notice to the Licensee. The Licensor shall bear the expense of any audit conducted pursuant to this clause unless such audit shows a material breach of this Agreement by the Licensee, in which event the Licensee shall bear the expenses of the audit

16.	Governing Law and Jurisdiction

16.1	This Licence shall be governed by and construed in accordance with the laws of England.

16.2	The Parties submit to the non-exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter arising out of or relating to this Licence or any of the documents to be executed pursuant to this Licence.

EXECUTED on the date set out at the head of this Agreement.

SIGNED by Anthony Abenante	)
Co-Chief Executive Officer	)
for and on behalf of	)
INSTINET HOLDINGS	)
INCORPORATED	)

SIGNED by Alasdair Haynes	)
Chief Executive Officer	)
for and on behalf of	)
CHI-X EUROPE LIMITED	)

SCHEDULE 3

The Fee

For the Term the Fee shall be USD $1,750,000 per year, including the pro-rated portion thereof where less than a year.

All such payments shall be payable in accordance with the provisions set forth in Clause 3 hereof, plus any maintenance fees invoiced to Licensee by Licensor under Clause 11 of this Agreement.